Exhibit 4.2


                     [GMAC Commercial Credit LLC letterhead]



Morgan Drive Away, Inc.
TDI, Inc.
2746 Old U.S. 20 West
Elkhart, IN 46515

Date: July 27, 2001

Re: LETTER OF CREDIT FINANCING SUPPLEMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT

Gentlemen:

     Reference is made to the Revolving Credit and Security Agreement between us, bearing the effective date contemporaneously herewith, as supplemented and amended (the "Agreement"). Capitalized terms hereinafter appearing but not otherwise defined herein shall have the meanings given in the Agreement.

     From time to time, in order to assist you (individually and collectively, jointly and severally), in establishing or opening standby Letters of Credit with a bank or trust company (herein the "Bank") required for the operation of your business, you may request us to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters and any drafts or acceptances thereunder, thereby lending our credit to you. These arrangements shall be handled by us subject to the following terms and conditions,

     A. Our assistance in this matter shall at all times and in all respects be subject to the terms of the Agreement and subject to the issuing Bank's willingness to open any such letter of credit. The amount and extent of the Letters of Credit and the terms and conditions thereof and of any drafts or acceptances thereunder, shall in all respects be subject to the terms of the Agreement.

     B. Any indebtedness, liability or obligation of any sort whatsoever, arising or incurred in connection with any Letters of Credit, guarantees, drafts or acceptances thereunder or otherwise, including without limitation all amounts due or which may become due under said Letters of Credit, guarantees or any drafts or acceptances thereunder; all amounts charged or chargeable to you or to us by any Bank, other financial institutions or correspondent bank which opens, issues or is involved with such Letters of Credit; any other bank charges; fees and commissions; duties and taxes; costs of insurance; all such other charges and expenses which may pertain either directly or indirectly to such Letters of Credit, drafts, acceptances, guarantees or to the goods or documents relating thereto ("Documents"), and our charges as herein provided, shall be incurred solely as an accommodation to you and for your account, shall constitute Obligations as defined in the Agreement, may be charged by us to your account thereunder at any time without notice to you, shall be secured by all collateral in which you have heretofore granted to us or hereafter grant to us a security interest shall bear interest at the rate provided in the Agreement, and shall be repayable to us in accordance with the terms of the Agreement. All Obligations are to be repaid to us solely in United States currency.

     C. You unconditionally agree to indemnify us and hold us harmless from and against any and all loss, claim or liability arising from any transactions, occurrences, errors or omissions relating to Letters of Credit established or opened for your account; any discrepant or nonconforming provisions thereof; steamship or airway guaranties, releases, indemnities or delivery orders or similar documents; any drafts or acceptances; and all Obligations hereunder, including, but not limited to, any such loss, claim or liability due to any action errors or omissions attributable to any Bank, us, any other entity, or any other cause; provided, however, that you shall not be liable for any loss, claim or liability due to or arising from our gross negligence or willful misconduct. Your unconditional obligation to us hereunder shall not be modified or diminished for any reason or in any manner whatsoever. You agree that any charges made by us for your account by the Bank shall be conclusive on us and may be charged to your account.

     D. We shall not be responsible for: any deviation from instructions; delay, default, or fraud by the beneficiaries of the Letter of Credit or any other party, or any breach of contract between the beneficiaries of the Letter of Credit or any other party and yourselves. Furthermore, without being limited by the foregoing, we shall not be responsible for any act or omission with respect to or in connection with any of the Documents.

     E. You agree that any action taken by us, if taken in good faith, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, shall not put us in any resulting liability to you. In furtherance thereof, we shall have the full right and authority to take any of the following actions in our name or yours (and you agree that you shall not have the right to take any such action without our express endorsement in writing): to clear and resolve any questions of non- compliance of documents; to give any instructions as to acceptance or rejection of any documents; to execute any and all applications for releases, indemnities or delivery orders or similar documents; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances, all in our sole name; and the Bank shall be entitled to comply with and honor any and all such documents or instructions executed by or received solely from us, all without any notice to or any consent from you.

     F. You assume all risk, liability for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties or levies, which may arise pursuant to any Letter of Credit.

     G. Any rights, remedies, duties or obligations granted or undertaken by you to any Bank in any application for Letters of Credit, or any standing agreement relating to Letters of Credit or otherwise, shall be deemed to have been granted to us and apply in all respects to us and shall be in addition to any rights, remedies, duties or obligations contained herein.

     H. On breach by you of any of the terms or provisions of this agreement, the Agreement or any other agreement or arrangement now or hereafter entered into between us, or on the non- payment when due of any Obligations, we shall have all of the rights and remedies of a Secured Party under the Uniform Commercial Code or granted to us under the Agreement or any of such other agreements.

     I. In addition to any charges, fees or expenses charged to us for your account by any Bank in connection with these transactions (all of which will be charged to your account and when made by the Bank shall be conclusive on us), we shall be entitled to charge your account for our services hereunder with the following:

          1. UCC filing and search fees.

          2. A commission at the Applicable Rate, as set forth below (minimum fee in any event $75). However, where "time" drafts are involved, we shall be entitled to the Applicable Rates herein described for the term of such drafts remaining unpaid beyond the expiry date of the Letter of Credit.

          The Applicable Rate shall be:

          (a) one-quarter of one percent (1/4%) per month on the face amount of each Letter of Credit, either opened or amended (as to expiry date or dollar amount) for the entire term of said Letter of Credit, which rates may be adjusted after the first anniversary of the Closing Date to the rates set forth below corresponding to the then applicable rate under the Agreement such adjustments being made hereunder at the same time as the corresponding changes are made to the Contract Rate (the "Rate"), under the Agreement; or

                              or if the Rate under
   If the Rate under the      the Agreement is          then the Monthly
   Agreement is Average       Alternate Base Rate       Applicable Rate under
   LIBOR plus Margin of:      plus Margin of:           this Supplement will be:
   --------------------       --------------            -----------------------

            3.5%                       1.00%                    .292%
            3.0%                        .50%                    .250%
            2.75%                       .25%                    .229%
            2.5%                       0.00%                    .208%

          (b) one-eight of one percent (1/8%) per month above the rate which would otherwise be in effect under Section 2(a) above, for each month (or partial month) during the term of each Letter of Credit during which the Interest Bearing Obligations outstanding on each of five or more days in such month (or partial month) exceed the lending formula set forth in Paragraph 4(b)(i) Clause (II) of the Agreement.

          3. Upon and after the occurrence of an Event of Default, and during the continuation thereof a commission of one sixth percent (1/6%) in excess of the Applicable Rate.

     For the purpose of the preceding subdivision 2, Letters of Credit will be deemed to include not only Letters of Credit established or opened for you with our assistance as hereinabove provided, but also other letters of credit established or opened for you by other institutions with respect to which we are or hereafter become obligated to indemnify such institutions.




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


     This agreement, which is subject to modification only in writing, is supplementary to, and is to be considered as a part of, the Agreement and shall take effect when dated, accepted and signed in New York State by one of our officers. If the foregoing is in accordance with your understanding, please so indicate by signing and returning the enclosed copies of this letter, after which we will return a fully executed copy to you for your files.

                                  Very truly yours,

                                  GMAC COMMERCIAL CREDIT LLC


                                  By: /s/ Frank Imperati
                                     -------------------------------------------
                                        Name: Frank Imperati
                                        Title: Senior Vice President


READ AND AGREED TO:

MORGAN DRIVE AWAY, INC.


By: /s/ Gary J. Klusman
   ----------------------------------------
   Name: Gary J. Klusman
   Title: Executive VP Finance and Administration

TDI, INC.

By: /s/ Gary J. Klusman
   ----------------------------------------
   Name: Gary J. Klusman
   Title: Executive VP Finance and Administration




ACCEPTED AS OF JULY ____, 2001, AT NEW YORK, NEW YORK

GMAC COMMERCIAL CREDIT LLC

By: /s/ Frank Imperati
   ----------------------------------------
   Name: Frank Imperati
   Title: Senior Vice President